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                                                                    EXHIBIT 99.1

                                (SYNOVIS(R) LOGO)

FROM:                            FOR:
Padilla Speer Beardsley Inc.     Synovis Life Technologies, Inc.
1101 West River Parkway          2575 University Ave.
Minneapolis, Minnesota 55415     St. Paul, Minnesota 55114

CONTACT:                         CONTACT:
Nancy A. Johnson/Marian Briggs   Brett Reynolds, CFO
(612) 455-1745/ (612) 455-1742   (651) 796-7300

FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES PROMOTES RICHARD W. KRAMP TO PRESIDENT OF THE COMPANY

CHIEF EXECUTIVE OFFICER KAREN GILLES LARSON ANNOUNCES PLANS TO RETIRE

     ST. PAUL, Minn., June 26, 2006 -- Synovis Life Technologies, Inc. (NASDAQ:
SYNO), a diversified medical device company, announced today that the board of directors has promoted Richard W. Kramp to president of the consolidated company, effective today. Kramp joined the company in August 2004 as president and chief operating officer of Synvois Interventional Solutions, the division that provides components to manufacturers of interventional devices. Kramp assumes the title and responsibilities of president as the first step in the leadership transition at Synovis Life Technologies. Karen Gilles Larson, chief executive officer, also announced today her plans to retire, effective January 3, 2007. At the request of the board, Larson delayed her previously planned retirement to see the company through the challenges of recent years.

     "Over the last two years, Rich has led a turnaround in the interventional business and has become well acquainted with the surgical business," said Larson. "He has demonstrated exceptional capability and established his credibility during this time. Rich has a wealth of medical device industry experience, including an engineering background, leadership of sales organizations and serving as a CEO of a public company. His resume and values make him unusually well suited to lead Synovis. My own tenure at Synovis has been a pleasure and a privilege. I look forward with great enthusiasm to working with Rich on a smooth transition - and to the next phase of my life."

     Kramp said, "I'm honored by the board's decision. My priorities are to successfully complete the move to a direct sales force to build the surgical business and continue to derive efficiencies in the interventional segment, as well as diversify its customer base."

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Synovis Life Technologies, Inc.
June 26, 2006
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     Before joining Synovis, Kramp served as president and chief operating officer of Medical CV, Inc., St. Paul, Minn., and earlier as president of its New Technologies Division. From 1988 to 2003, Kramp was president and chief operating officer, and then president and chief executive officer, as well as a board member at ATS Medical, Minneapolis. While there, he oversaw the design and launch of the company's key product, established and gained FDA approval for the company's carbon manufacturing plant and renegotiated a critical supplier agreement. From 1978 to 1988, Kramp held positions in sales and marketing at St. Jude Medical, St. Paul, serving as vice president of sales and marketing starting in 1981. Earlier, Kramp held sales management positions with Life Instruments, Inc., Chicago, and engineering positions with Cardiac Pacemakers, Inc., now part of Boston Scientific. Kramp's board responsibilities have included Enpath Medical, Optical Sensors, and the Lillehei Surgical Society, as well as ATS Medical.

     Kramp received a bachelor's degree in electrical engineering from Marquette University and completed coursework toward a master's degree at the same institution. He is a member of Eta Kappa Nu, an engineering honorary society.

     Larson has served as Synovis' president and chief executive officer, and as a director, since 1997. In 1990, she was named chief financial officer after joining the company in 1989. In 1996, the surgery that employed the company's primary product, Peri-Strips, was the subject of a Medicare national non-coverage decision. The vast majority of the patients benefiting from the affected surgery were Medicare dependent. As a result of the Medicare decision, Synovis' revenue had been declining for two years when Larson took over as chief executive officer. She diversified the product portfolio and grew the company both organically and via acquisitions. Under her leadership, the company acquired two businesses that have since become the interventional segment, and in 2001, purchased a company that became the basis for the microsurgery product line within the surgical business. Annual revenue grew to $60.3 million in the fiscal year ended October 31, 2005, from $9.7 million in fiscal 1997. The company has approximately 400 employees.

     "Karen's passion for the company, all of its employees and the many ways Synovis products benefit patients has inspired all of us. The board of directors deeply appreciates her energy and many years of service. We are fortunate that an executive with Rich's qualifications and experience is already on board and ready for broader leadership," said Timothy Scanlan, chairman of the board of directors and chairman of the nominating and governance committee.

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Synovis Life Technologies, Inc.
June 26, 2006
Page 3


ABOUT SYNOVIS LIFE TECHNOLOGIES

     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the level of orders from contract manufacturing customers, and the effectiveness of the company's transition to a domestic direct sales force in its surgical business, as well as the other factors found in the company's Annual Report on Form 10-K for the year ended October 31, 2005.

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